Exhibit 10.5

PREMIERWEST BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
(SERP)

     THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT (this "Agreement") is made December 13, 2007, by and between PremierWest Bancorp, an Oregon corporation (“Bancorp”), PremierWest Bank, an Oregon-chartered, FDIC-insured bank with its main office in Medford, Oregon (the "Bank") (collectively, “PremierWest”), and Tom Anderson, (the "Executive") replacing the Agreement dated July 29, 2004, and is effective retroactively to January 1, 2005.

     WHEREAS, the Executive has contributed substantially to the success of the Bank and its parent corporation, Bancorp, and the Bank desires that the Executive continue in its employ;

     WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide supplemental retirement benefits to the Executive, payable out of the Bank's general assets;

     WHEREAS, none of the conditions or events included in the definition of the term "golden parachute payment" contained in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned;

     WHEREAS, this Agreement constitutes a plan of deferred compensation;

     WHEREAS, this Agreement is intended to comply with § 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any ambiguity hereunder shall be interpreted in such a way as to comply, to the extent necessary, with Code § 409A and the regulations thereunder; and

     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

     Whenever used in this Agreement, the following terms shall have the meanings specified:

     1.1 “Adjusted Base Salary” means the highest amount of Base Salary paid to the Executive during employment with the Bank.

     1.2 "Base Salary" means the annual base compensation, not including any bonuses or benefits, paid to the Executive.

     1.3 "Cause" for an Executive’s termination for Cause will exist upon the occurrence of one or more of the following events:

          (a) Fraudulent Conduct. An intentional act of fraud, embezzlement, or theft by Executive in the course of his employment with PremierWest Bancorp or the Bank. No act or failure to act on Executive’s part shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on Executive’s part shall be considered intentional if it is not in good faith and it is without a reasonable belief that the action or failure to act is in PremierWest’s best interests,

          (b) Material Breach of Employment Agreement. A material breach by Executive of his EmploymentAgreement if such breach is not remedied or is not being remedied to the Board or the Bank Board’s satisfaction within 30 days after written notice, including a detailed description of the breach, has been delivered by the respective board to Executive,

          (c) Gross Negligence/Insubordiation. Gross negligence or insubordination by Executive in the performance of his duties as an officer of PremierWest Bankcorp or the Bank if such gross negligence or insubordination is not remedied or is not being remedied to the Board or the Bank Board’s satisfaction within 30 days after written notice, including a detailed description of the gross negligence or insubordination, has been delievered by the respective board to Executive,

          (d) Breach of Fiduciary Duties. A breach by Executive of his fiduciary duties to PremierWest Bancorp and its stockholders or misconduct involving dishonesty, in either case whether in his capacity as an officer of PremierWest Bancorp or the Bank,

          (e) Criminal Conviction. Conviction of Executive for a felony or conviction of a misdemeanor involving moral turpitude,

          (f) Violation of Law. Intentional violation of any law or significant policy of PremierWest Bancorp or the Bank committed in connection with Executive’s employment, which has a material adverse effect on PremierWest Bancorp or the Bank, or

          (g) FDIC Removal Order. Removal of Executive from office or permanent prohibition of Executive from participating in the conduct of PremierWest Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1).

     1.4 "Change in Control" means if any one of the following events occurs:

          (a) Merger. Bancorp merges into or consolidates with another corporation, or merges another corporation into Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by Persons who were the holders of Bancorp's voting securities immediately before the merger or consolidation,

          (b) Acquisition of Significant Share Ownership. A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of Bancorp's voting securities, but this paragraph (b) shall not apply to beneficial ownership of voting shares of Bancorp held in a fiduciary capacity by an entity in which Bancorp directly or indirectly beneficially owns 50% or more of the outstanding voting securities,

          (c) Change in Board Composition. During any period of two consecutive years, individuals who constitute Bancorp's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this paragraph (c) each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

          (d) Sale of Assets. Bancorp sells to a third party all or substantially all of Bancorp's assets. For this purposes, sale of all or substantially all of Bancorp's assets includes sale of the shares or assets of the Bank.

     1.5 "Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank. The Executive must submit proof to the Bank of the carrier's or Social Security Administration's determination upon the request of the Bank.

     1.6 "Disability Retirement" means termination of the Executive's employment due to Disability.

     1.7 "Early Retirement" means the Executive's Termination of Employment with the Bank before Normal Retirement Age for reasons other than death, Disability, Termination under Article 5 of this Agreement, termination without Cause or termination with Good Reason, and any termination other than termination for Cause more than six (6) months after a Change in Control.

     1.8 "Early Retirement Date" means the month, day and year in which Early Retirement occurs.

     1.9 "Effective Date" means the date indicated in the first paragraph hereof.

     1.10 "Good Reason" for Executive’s Termination of Employment by resignation will exist upon the occurrence, without Executive’s consent, of one or more of the following events, if Executive has informed PremierWest in writing of the circumstances described below in this Section that could give rise to Termination of Employment for Good Reason and PremierWest has not removed the circumstances within 30 days of the written notice:

          (a) Reduction in Base Salary. A reduction of Executive’s Base Salary,

          (b) Reduced Participation in Bonus, Incentive, Compensation, and Other Plans. A reduction of Executive’s bonus, incentive, and other compensation award opportunities under PremierWest Bancorp’s benefit plans and the Bank’s benefit plans, unless in the case of either, a company-wide reduction of all officers’ award opportunities occurs simultaneously,

          (c) Participation in Benefit Plans. Discontinuance of Executive’s participation in any officer or employee benefit plan maintained by PremierWest Bancorp or by the Bank, unless the plan is discontinued by reason of law or loss of tax deductibility to PremierWest with respect to contributions to the plan, or is discontinued as a matter of PremierWest Bancorp policy or PremierWest Bank policy applied equally to all participants in the plan,

          (d) A Reduction in Responsibilities or Status (other than such changes, made after the Executive has announced his intention to retire or within twelve months of his Normal Retirement Date, as are consistent with his anticipated retirement) based on one of the following:

               (1) Assignment to Executive of duties or responsibilities that are materially inconsistent with Executive’s position as stated in Executive’s Employment Agreement or that represent a material reduction of his authority,

               (2) Any other action by PremierWest that results in a material reduction or material adverse change in Executive’s position, authority, duties or responsibilities,

               (3) Failure to appoint or reappoint Executive to the position stated in his Employment Agreement, or

               (4) Following a Change in Control, failure to retain Executive in an executive officer position with authority, duties or responsibilities consistent with that of an executive officer.

(Subsections (d)(1), (2) and (3) do not apply following a Change in Control),

          (e) Failure to Obtain Assumption Agreement. The failure of a successor or assign of the Bank to assume and agree to perform this Agreement and the Executive’s Employment Agreement, if assignment and assumption does not occur automatically under operation of law,

          (f) Termination without Compliance with this Agreement. Termination by PremierWest of Executive’s employment without the notice required under Executive’s Employment Agreement,

          (g) Material Breach. A material breach of Executive’s Employment Agreement by PremierWest that is not corrected within a reasonable time, or

          (h) Relocation of Executive. Requiring Executive to change his principal work location, to any location that is more than 15 miles from the location of PremierWest Bancorp’s principal executive offices on the date of this Agreement.

     1.11 “Normal Retirement Date” means the Executive’s 62nd birthday.

     1.12 “Person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

     1.13 “Plan Year” means a twelve-month period commencing on January 1, and ending on the last day of December of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

     1.14 “Termination of Employment” with the Bank means a separation from service under Code § 409A and the regulations thereunder, as such regulations may change from time to time, or any successor provision of the Code and regulations. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of termination of the Executive’s employment, the Bank shall have the sole and absolute right to decide the dispute, unless a Change in Control shall have occurred.

ARTICLE 2 LIFETIME BENEFITS

     2.1 Normal Retirement Benefit. Upon the Executive’s Termination of Employment on or after the Normal Retirement Date for reasons other than death or Disability, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

          2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 shall be calculated as a percentage of Base Salary. The applicable percentage is the percentage corresponding to the Plan Year in which the Normal Retirement Date occurs as shown on Schedule A. In its sole discretion, the Bank’s Board of Directors may increase the applicable percentage and such increase shall be reflected on a revised Schedule A.

          2.1.2 Payment of Benefit. The payment of the benefits under this Section 2.1 shall begin on the first day of the seventh month after the Executive’s Termination of

Employment. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month for a period of 15 years (with 6 monthly payments accumulated and paid on the commencement date and one payment made each month thereafter for the next 14 years and 6 months). The monthly payments made hereunder shall be considered a series of separate payments for purposes of Code § 409A.

     2.2 Early Retirement Benefit. Upon Early Retirement, the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

          2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is calculated as a percentage of Base Salary. The applicable percentage is the percentage corresponding to the Plan Year in which Early Retirement occurs as shown on Schedule A. In its sole discretion, the Bank’s Board of Directors may increase the applicable percentage and such increase shall be reflected on a revised Schedule A.

          2.2.2 Payment of Benefit. The payment of benefits under this Section shall begin on the first day of the seventh month after the Executive’s Termination of Employment. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month for a period of 15 years (with 6 monthly payments accumulated and paid on the commencement date and one payment made each month thereafter for the next 14 years and 6 months). The monthly payments made hereunder shall be considered a series of separate payments for purposes of Code § 409A.

     2.3 Premature Termination Benefit. If the Executive’s employment with the Bank is terminated by the Bank without Cause or by the Executive for Good Reason, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

          2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is calculated as a percentage of Base Salary. The applicable percentage is the percentage, as shown on Schedule A corresponding to the Plan Year three (3) years after the Plan Year in which the Termination of Employment occurs. In its sole discretion, the Bank’s Board of Directors may increase the applicable percentage and such increase shall be reflected on a revised Schedule A.

          2.3.2 Payment of Benefit. The payment of the benefits under this Section 2.3 shall begin on the first day of the seventh month after the Executive’s Termination of Employment. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month for a period of 15 years (with 6 monthly payments accumulated and paid on the commencement date and one payment made each month thereafter for the next 14 years and 6 months). The monthly payments made hereunder shall be considered a series of separate payments for purposes of Code § 409A.

     2.4 Disability Retirement Benefit. Upon the Executive’s Disability Retirement, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement.

          2.4.1 Amount of Benefit. The annual benefit under this Section 2.4 is calculated as a percentage of Base Salary. The applicable percentage is the percentage corresponding to the Plan Year in which Disability Retirement occurs as shown on Schedule A. In its sole discretion, the Bank’s Board of Directors may increase the applicable percentage and such increase shall be reflected on a revised Schedule A.

          2.4.2 Payment of Benefit. The payment of benefits under this Section 2.4 shall begin on the first day of the month following the month in which Disability Retirement occurs. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month for a period of 15 years.

     2.5 Change in Control Retention Benefit. If more than six (6) months after a Change in Control the Executive’s employment is terminated for any reason other than for Cause, the Bank shall pay to the Executive the benefit described in this Section 2.5 instead of any other benefit under this Agreement.

          2.5.1 Amount of Benefit. The annual benefit under this Section 2.5 is calculated as a percentage of Base Salary at the time of Termination of Employment. The applicable percentage is the percentage, as shown on Schedule A corresponding to the Plan Year three (3) years after the Plan Year in which the Termination of Employment occurs. In its sole discretion, the Bank’s Board of Directors may increase the applicable percentage and such increase shall be reflected on a revised Schedule A.

          2.5.2 Payment of Benefit. The payment of the benefits under this Section 2.5 shall begin on the first day of the seventh month after the Executive’s Termination of Employment. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month for a period of 15 years (with 6 monthly payments accumulated and paid on the commencement date and one payment made each month thereafter for the next 14 years and 6 months).

ARTICLE 3 DEATH BENEFITS

     3.1 Death During Active Service. Except as provided in Section 5.1, if the Executive dies in active service to the Bank before the Normal Retirement Date, the Executive’s designated beneficiary is entitled to receive the benefit in this Section 3.1 instead of any other benefit under this Agreement.

          3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is calculated as a percentage of the Adjusted Base Salary. The applicable percentage is the percentage corresponding to the year in which the Normal Retirement Date would have occurred. In its sole discretion, the Bank’s Board of Directors may increase the applicable percentage and such increase shall be reflected on a revised Schedule A.

          3.1.2 Payment of Benefit. Beginning with the month after the Executive’s death, the Bank shall pay the annual benefit to the Executive’s designated beneficiary in 12 monthly installments on the first day of each month. The annual benefit shall be paid to the Executive’s designated beneficiary for 15 years.

     3.2 Death During Benefit Period. If the Executive dies after benefit payments under Article 2 of this Agreement have commenced but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s beneficiary(ies) at the same time and in the same amounts they would have been paid to the Executive had the Executive survived but the total period of payments to the Executive and the Executive’s beneficiary(ies) shall not exceed 15 years.

     3.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under Article 2 but dies before payments commence, the benefits shall be payable to the Executive’s beneficiary(ies), but payments shall commence on the first day of the month after the date of the Executive’s death. Payments shall be made in the same amounts they would have been paid to the Executive had the Executive survived.

ARTICLE 4 BENEFICIARIES

     4.1 Beneficiary Designations. The Executive shall designate a beneficiary or beneficiaries by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will be effective only if signed by the Executive and accepted by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require such proof of incapacity, minority or guardianship as the Bank deems appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for such benefit.

ARTICLE 5 GENERAL LIMITATIONS

     5.1 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide before January 1, 2010. Additionally, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

     5.2 Removal. If the Executive is removed from office or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

     5.3 Insolvency. If the Commissioner of the Oregon Department of Banking appoints the Federal Deposit Insurance Corporation as receiver for the Bank under Oregon Revised Statutes Section 711.405, all obligations under this Agreement shall terminate as of the date of the Bank’s declared insolvency.

ARTICLE 6 CLAIMS AND REVIEW PROCEDURES

     6.1 Claims Procedure. If the Executive or his beneficiary (“claimant”) has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

          6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

          6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

          6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               6.1.3.1 the specific reasons for the denial,

               6.1.3.2 a reference to the specific provisions of the Agreement on which the denial is based,

               6.1.3.3 a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

               6.1.3.4 an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

               6.1.3.5 a statement of the claimant’s right to bring a civil action under ERISA (Employees Retirement Income Security Act) Section 502(a) following an adverse benefit determination on review.

     6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

          6.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

          6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

          6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

          6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

          6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               6.2.5.1 the specific reasons for the denial,

               6.2.5.2 a reference to the specific provisions of the Agreement on which the denial is based,

               6.2.5.3 a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

               6.2.5.4 a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 7 MISCELLANEOUS

     7.1 Amendments and Termination. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

     7.2 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

     7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

     7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

     7.5 Successors; Binding Agreement. If any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank does not assume this Agreement by operation of law, the Bank shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. The Bank’s failure to obtain an assumption agreement, if necessary, before the succession becomes effective shall be considered a breach of this Agreement and shall entitle the Employee to the right to payments specified in Section 2.5. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Bank, by any merger, consolidation or acquisition where the Bank is not the surviving corporation, by any transfer of all or substantially all of the Bank’s assets, or by any other change in the Bank’s structure or the manner in which the Bank’s business or assets are held. The Executive shall not be deemed to have had a Termination of Employment upon the occurrence of one of the foregoing events.

     7.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     7.7 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the principles of conflict of laws of such state.

     7.8 Unfunded Arrangement. The Executive and the Executive’s beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary(ies) have no preferred or secured claim.

     7.9 Administration. The Bank shall have the powers that are necessary to administer this Agreement, including but not limited to the power to:

          (a) interpret the provisions of the Agreement,

          (b) establish and revise the method of accounting for the Agreement,

          (c) maintain a record of benefit payments, and

          (d) establish rules and prescribe forms necessary or desirable to administer the Agreement.

     7.10 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     7.11 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with the law. If any provision of this Agreement is held invalid in part, such invalidity shall in no way affect the remainder of the provision, and the remainder of such provision, together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with the law.

     7.12 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

     7.13 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. If the communication is to the Bank, it should be directed to the Bank’s Chief Executive Officer and addressed to the Bank’s corporate office. If the communication is to the Executive, it should be addressed to the most recent address provided by the Executive to the Bank.

     7.14 IRC §1035 Exchanges. The Executive recognizes and agrees that after this Agreement is adopted, the Bank may wish to exchange the policy of life insurance on the Executive’s life, to be used to fund the benefit under Article 2 of this Agreement for another contract of life insurance insuring the Executive’s life. Provided that the policy is replaced (or intended to be replaced) with a comparable policy of life insurance, the Executive agrees to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the policy or, if necessary, for modifying or updating to a comparable insurer.

     7.15 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

     IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement the day and year first written above.

THE EXECUTIVE	THE BANK: PREMIERWEST BANK
Tom Anderson	By: Its:

BANCORP: PREMIERWEST BANCORP By: Its:

Agreement to Cooperate with Insurance Underwriting Incident to I.R.C. §1035 Exchange

     I acknowledge that I have read this Agreement and agree to be bound by its terms, particularly the covenant on my part set forth in Section 7.14 to provide medical information and cooperate with medical insurance-related testing required by an insurer to issue a comparable insurance policy to cover the benefit provided under Article 3 of this Agreement.

Witness

Executive

     SCHEDULE A
PREMIERWEST BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

The following Schedule sets forth the applicable percentage for purposes of calculating the annual benefits, as referenced in Article 2 of the SERP Agreement.

Plan Year	Year Ended December 31,	Executive’s Age at End of Period	Applicable Percentage %
1	2004	53	16%
2	2005	54	18%
3	2006	55	20%
4	2007	56	22%
5	2008	57	24%
6	2009	58	26%
7	2010	59	28%
8	2011	60	30%
9	2012	61	32%
10	2013	62	34%
11	2014		36%
12	2015		38%
13	2016		40%